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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cox Communications, Inc. (the "Company") on Form S-4 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's change in 2002 in its accounting method for goodwill and other intangible assets and in 2001 in its accounting method for derivative instruments and hedging activities), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 13, 2005